Exhibit 99.1
Blue Capital Reinsurance Holdings Reports Second Quarter 2019 Financial Results

HAMILTON, Bermuda - July 30, 2019 - Blue Capital Reinsurance Holdings Ltd. (NYSE:BCRH) (the "Company"), a Bermuda holding company today reported its financial results for the second quarter of 2019. The Company, through its operating subsidiaries, previously offered collateralized reinsurance in the property catastrophe market and invested in various insurance-linked securities. The Company is currently winding down its operations.

The Company recorded net income of $1.0 million ($0.12 per share) for the quarter and $2.8 million ($0.33 per share) for the six months ended June 30, 2019. The Company’s fully converted book value per common share was $10.33 at June 30, 2019, reflecting a 1.0% increase for the quarter inclusive of dividends declared.

Reinsurance premiums written for the current quarter were $4.2 million, decreasing by $3.2 million over the same period a year ago. The decrease was a result of a smaller available capital base and a shift away from excess of loss to quota share contract business that incepted at January 1, 2019 where premiums are recognized when earned throughout the contract period rather than at the contract's inception date. The Company did not underwrite any new business in the second quarter of 2019, as the Company considered strategic alternatives and ultimately determined to cease active operations.

The combined ratio for the current quarter was 94.3% compared to 73.5% in the same period a year ago. The increase in the current period's combined ratio was driven by higher loss and loss adjustment expense, acquisition and general and administrative expense ratios. The current quarter's loss and loss adjustment expenses of $1.8 million included increased losses related to 2018 catastrophe events, partially offset by reductions in losses from 2017 catastrophe events. Reinsurance acquisition costs for the current quarter of $1.4 million led to an increase in the acquisition expense ratio as a result of the shift to quota share contract business which contains higher levels of commissions. General and administrative expenses for the current quarter were $1.1 million and included higher professional fees related to a strategic review completed by the Board of Directors in the current quarter.

During the second quarter of 2019, the Company declared a regular dividend of $0.15 per common share, which was paid on July 15, 2019.

Michael J. McGuire, Chairman and CEO, commented: "As announced on July 25, 2019, the Board of Directors after considering strategic alternatives decided to cease active operations of the Company and pursue an orderly run-off. In connection with this decision, no new contracts were incepted in the second quarter as the Company prepares to wind down its business in order to maximize value for our shareholders."

About the Company

Blue Capital Reinsurance Holdings Ltd., is currently winding down its operations. The Company, through its operating subsidiaries, previously offered collateralized reinsurance in the property catastrophe market, leveraging underwriting expertise and infrastructure from established resources. Underwriting decisions, operations and other management services are provided to the Company by Blue Capital Management Ltd., a subsidiary of Sompo International Holdings Ltd. (a wholly owned subsidiary of Sompo Holdings, Inc.), a recognized global specialty provider of property and casualty insurance and reinsurance and a leading property catastrophe and short tail reinsurer since 2001. Additional information can be found in the Company's public filings with the U.S. Securities and Exchange Commission or at www.bcapre.bm.

Contacts
Investor Relations
Phone: +1 441 278 0988
Email: investorrelations@Sompo-Intl.com

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include, and the Company may make related oral forward-looking statements which reflect our current views with respect to future events, future special distributions and future financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements that include the words "should," "would," "expect," "estimates", "intend," "plan," "believe," "project," "target," "anticipate," "seek," "will," "deliver," and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause the Company’s run-off performance and the timing and amount of special distributions to differ materially from those indicated in the forward-looking statements. These factors include, but are not limited to, greater frequency or severity of claims and loss activity, uncertainties in our reserving process, changes to our tax status, credit risk related to our broker counterparties, assessments for high risk or otherwise uninsured individuals, possible terrorism or the outbreak of war, a loss of key personnel, political conditions, changes in insurance regulation, operational risk, including the risk of fraud and errors and omissions, as well as technology breaches or failure, changes in accounting policies, our investment performance, the valuation of our invested assets, a breach of our investment guidelines, potential treatment of us as an investment company or a passive foreign investment company for purposes of U.S. securities laws or U.S. federal taxation, respectively, our dependence as a holding company upon dividends or distributions from our operating subsidiaries, the unavailability of capital in the future, developments in the world’s financial and capital markets, government intervention in the insurance and reinsurance industry, illiquidity in the credit markets, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Current Report on Form 8-K dated July 25, 2019.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in the Company's most recent report on Form 10-K, our Current Report on Form 8-K dated July 25, 2019 and other documents of the Company on file with the Securities and Exchange Commission. Any forward-looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual special distributions, results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

The contents of any website referenced in this press release are not incorporated by reference herein.

BLUE CAPITAL REINSURANCE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(In millions of U.S. dollars, except share amounts)

	June 30, 2019	December 31, 2018
Assets	(Unaudited)
Cash and cash equivalents	$3.0	$2.2
Reinsurance premiums receivable	8.0	8.9
Deferred reinsurance acquisition costs	—	0.1
Funds held by reinsured companies as collateral	125.3	150.4
Other assets	3.2	1.7
Total Assets	$139.5	$163.3
Liabilities
Loss and loss adjustment expense reserves	$38.4	$49.9
Unearned reinsurance premiums	—	0.8
Debt	—	4.0
Reinsurance balances payable	7.7	16.4
Other liabilities	2.5	1.5
Total Liabilities	48.6	72.6
Shareholders’ Equity
Common Shares	8.8	8.8
Additional paid-in capital	155.2	157.8
Retained deficit	(73.1)	(75.9)
Total Shareholders’ Equity	90.9	90.7
Total Liabilities and Shareholders’ Equity	$139.5	$163.3
Common shares outstanding (000s)	8,775	8,767
Common and common equivalent shares outstanding (000s)	8,802	8,784

BLUE CAPITAL REINSURANCE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF NET INCOME AND COMPREHENSIVE INCOME
(In millions of U.S. dollars, except per share data)
Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Reinsurance premiums written	$4.2	$7.4	$9.6	$19.9
Change in net unearned reinsurance premiums	0.3	(0.2)	0.8	(5.1)
Net reinsurance premiums earned	4.5	7.2	10.4	14.8
Net investment income	0.8	0.5	1.6	0.9
Total revenues	5.3	7.7	12.0	15.7
Expenses
Underwriting expenses:
Loss and loss adjustment expenses - current year	0.6	0.6	1.9	1.4
Loss and loss adjustment expenses - prior year	1.2	1.6	1.8	5.3
Acquisition costs	1.4	2.0	3.4	3.9
General and administrative expenses	1.1	1.0	2.1	2.1
Total expenses	4.3	5.2	9.2	12.7
Net income and comprehensive income	$1.0	$2.5	$2.8	$3.0
Per share data:
Basic and diluted earnings per Common Share	$0.12	$0.28	$0.33	$0.34
Dividends declared per Common Share and RSU	0.15	0.30	0.30	0.60
Insurance ratios:
Loss and loss adjustment expense ratio	38.9%	31.5%	34.5%	45.4%
Acquisition cost ratio	30.4%	27.7%	32.6%	26.2%
General and administrative expense ratio	25.0%	14.3%	20.9%	14.6%
Combined ratio	94.3%	73.5%	88.0%	86.2%
RSU = restricted share unit

BLUE CAPITAL REINSURANCE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(In millions of U.S. dollars)
Unaudited

	Total shareholders’ equity	Common Shares, at par value	Additional paid-in capital	Retained deficit
Balance at January 1, 2019	$90.7	$8.8	$157.8	$(75.9)
Net income	2.8	—	—	2.8
Dividends declared on Common Shares and RSUs	(2.6)	—	(2.6)	—
Balance at June 30, 2019	$90.9	$8.8	$155.2	$(73.1)

	Total shareholders’ equity	Common Shares, at par value	Additional paid-in capital	Retained deficit
Balance at January 1, 2018	$127.1	$8.8	$165.6	$(47.3)
Net income	3.0	—	—	3.0
Dividends declared on Common Shares and RSUs	(5.3)	—	(5.3)	—
Balance at June 30, 2018	$124.8	$8.8	$160.3	$(44.3)

BOOK VALUE AND FULLY CONVERTED BOOK VALUE PER COMMON SHARE(1)
Unaudited

	June 30, 2019	March 31, 2019	December 31, 2018	June 30, 2018
Book value per share numerator (in millions of U.S. dollars):
[A] Shareholders’ Equity (in millions of U.S. dollars)	$90.9	$91.2	$90.7	$124.8
Book value per share denominators (in thousands of shares):
[B] Common Shares outstanding	8,775	8,767	8,767	8,767
Restricted Share Units outstanding	27	17	17	17
[C] Fully converted book value per common share denominator	8,802	8,784	8,784	8,784
Book value per common share [A]/[B]	$10.36	$10.40	$10.34	$14.24
Fully converted book value per common share [A]/[C]	$10.33	$10.38	$10.32	$14.21
Change in fully converted book value per common share:(2)
From March 31, 2019	1.0%
From December 31, 2018	3.0%
From June 30, 2018	(23.1)%
(1)         These measures constitute "non-GAAP financial measures" as defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company's results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company's business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.
(2)         Computed as the change in fully converted book value per common share plus common dividends declared of $0.15, $0.30 and $0.60 during the three, six and twelve month periods ended June 30, 2019, respectively.

BLUE CAPITAL REINSURANCE HOLDINGS LTD.
Natural Catastrophe Risk Management

The following discussion should be read in conjunction with the "Risk Factors" included in Item 1A of the Company’s 2018 Form 10-K, as filed with the Securities and Exchange Commission, in particular the risk factor entitled "Our stated catastrophe and enterprise-wide risk management exposures are based on estimates and judgments which are subject to significant uncertainties."

Exposure Management
 The Company’s Investment and Insurance Manager (the "Manager") monitors our net exposure to any one catastrophe loss event in any single zone within certain broadly defined major catastrophe zones at each treaty renewal date. The last major treaty renewal date was January 1, 2019. Our January 1, 2019 estimated net exposures by zone were in compliance with our underwriting guidelines. Namely, our estimated net exposure from any one catastrophe loss event in any individual zone was at or below 50% of our then-projected June 30, 2019 shareholders’ equity. These broadly defined major catastrophe zones are defined as follows:

North America:	Europe:	Rest of World:

U.S. - Northeast	Europe	Australia
U.S. - Southeast		New Zealand
U.S. - Florida		Japan
U.S. - Gulf		South America
U.S. - New Madrid
U.S. - Midwest
U.S. - California
U.S. - Hawaii
Canada - Eastern

Single Event Losses
 For certain defined natural catastrophe region and peril combinations, the Manager assesses the probability and likely magnitude of losses using a combination of industry third-party models, proprietary models and underwriting judgment. The Manager attempts to model the estimated net impact from a single event, taking into account contributions from property catastrophe reinsurance (including retrocessional business), property pro-rata reinsurance and event-linked derivative securities, offset by the net benefit of any reinsurance or derivative protections we purchase and the benefit of premiums.

On June 1, 2019 our estimated single event loss exposures were within our underwriting guidelines. Namely, the estimated net impact from any one catastrophe loss event (excluding earthquake) at the 1 in 100 year return period for any one zone did not exceed 35% of our then-projected June 30, 2019 shareholders’ equity, and the estimated net impact from any one earthquake loss event at the 1 in 250 year return period for any zone did not exceed 35% of our then-projected June 30, 2019 shareholders’ equity.

Updated Single Event Loss Projections
The table that follows details our estimated net impact from single event losses as of June 1, 2019 for selected zones at specified return periods using industry-recognized third-party vendor models. It is important to note that each catastrophe model we use contains its own assumptions as to the frequency and severity of loss events, and results may vary significantly from model to model.

Net Impact From Single Event Losses at Specified Return Periods

	Net Impact (Millions)	Return Period(1)	Percentage of June 30, 2019 Shareholders’ Equity
U.S. - Florida hurricane	$13	1 in 100 year	14%
Japan earthquake	9	1 in 250 year	9%
All other zones			less than 10%
(1)         A "100-year" return period can also be referred to as the 1.0% occurrence exceedance probability ("OEP"), meaning there is an estimated 1.0% chance in any given year that this level will be exceeded.  A "250-year" return period can also be referred to as the 0.4% OEP, meaning there is an estimated 0.4% chance in any given year that this level will be exceeded.

Our single event loss estimates represent snapshots as of the time of such estimates. The composition of our in-force portfolio may change materially at any time due to the acceptance of new policies, losses incurred, the expiration of existing policies and changes in our ceded reinsurance and derivative protections. There were no material changes made to the composition of our in-force portfolio from June 1, 2019 to June 30, 2019.